As filed with the Securities and Exchange Commission
                       on December 3, 2004
                                      Registration No. 333-120752

================================================================


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        -----------------
                         Amendment No. 1
                               To
                            Form S-3

                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                           Ennis, Inc.
     (Exact name of registrant as specified in its charter)

        Texas                2761                75-0256410
   (State or other    (Primary Standard       (I.R.S. Employer
   jurisdiction of        Industrial         Identification No.)
  incorporation or      Classification
    organization)        Code Number)

      2441 Presidential Pkwy.             Keith S. Walters
      Midlothian, Texas 76065                 Chairman,
         (972) 775-9801                  CEO and President
(Address, including zip code, and            Ennis, Inc.
 telephone number, including area      2441 Presidential Pkwy.
  code of registrant's principal       Midlothian, Texas 76065
       executive offices)                   (972) 775-9801
                                   (Name, address, including zip
                                    code, and telephone number,
                                   including area code, of agent
                                             for service)

                         ---------------

                         With copies to:

                     Norman R. Miller, Esq.
                     Paul C. Cancilla, Esq.
                   Kirkpatrick & Lockhart LLP
               2828 N. Harwood Street, Suite 1800
                    Dallas, Texas 75201-6966
                         (214) 939-4900

                         ---------------

     Approximate date of commencement of the proposed sale to the
public:   At such time or times after the effective date of  this
registration   statement  as  the  selling   shareholders   shall
determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

     If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

================================================================


                          -------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS
                ENNIS LOGO (registered trademark)

                           ENNIS, INC.

                8,981,041 Shares of Common Stock

     This prospectus relates to the offer and sale of up to 8,981,041 shares of common stock of Ennis, Inc., a Texas corporation, that may be offered and sold from time to time by the shareholders described in this prospectus under "Selling Shareholders" or by pledges, donees, transferees, assignees or other successors-in-interest that receive any of the shares as a gift, distribution or other non-sale related transfer. As used in this prospectus, "we," "us," "our" and similar expressions refer to Ennis, Inc. and its subsidiaries.

     The Selling Shareholders may offer their shares from time to time through or to one or more underwriters, brokers or dealers, on the New York Stock Exchange, in the over-the-counter market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Shareholders or otherwise. We will not receive any proceeds from the sale of shares by the Selling Shareholders. In connection with any sales, the Selling Shareholders and any underwriters, agents, brokers or dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.

     We will pay the expenses related to the registration of the shares covered by this prospectus. The Selling Shareholders will pay commissions and selling expenses, if any, incurred by them.

     Our common stock is traded on the New York Stock Exchange under the symbol "EBF." The closing sale price on the New York
Stock Exchange on December 1, 2004 was $20.00 per share.

Investing in the common stock offered by this prospectus involves risk. See "Risk Factors" beginning on page 2.

Our executive offices are located at 2441 Presidential Parkway, Midlothian, Texas 76065, and our telephone number at that address is (972) 775-9801.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


        The date of this Prospectus is December 3, 2004.

                        TABLE OF CONTENTS

ABOUT THIS PROSPECTUS..........................................1
RISK FACTORS...................................................2
FORWARD-LOOKING STATEMENTS.....................................6
USE OF PROCEEDS................................................7
THE COMPANY....................................................8
DESCRIPTION OF ENNIS CAPITAL STOCK.............................8
SELLING SHAREHOLDERS..........................................10
PLAN OF DISTRIBUTION..........................................13
LEGAL MATTERS.................................................15
EXPERTS.......................................................15
WHERE YOU CAN FIND MORE INFORMATION...........................15

                      ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the Selling Shareholders may sell from time to time, in one or more offerings, the shares of common stock covered by this prospectus. This prospectus also covers certain rights that we have granted to holders of our common stock, including shares issued in the future, to purchase fractions of a share of our Series A Junior Participating
Preferred Stock in the event of an acquisition of, or an announced tender offer for, 15% or more of our outstanding common stock. Until such a triggering event occurs, these preferred stock purchase rights are attached to shares of our common stock and are neither evidenced by separate certificates nor transferable separately from our common stock. If the rights become exercisable, we will take further action, if required, to register with the SEC the issuance of shares of our Series A Junior Participating Preferred Stock.

     A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled "- Ennis Information Incorporated by Reference"
beginning on page 15, and the section entitled "Risk Factors" beginning on page 2, and any supplements before making a decision to invest in our common stock.

     On November 19, 2004, we acquired Centrum Acquisition, Inc. through a merger. The business formerly conducted by Centrum Acquisition, Inc. and its subsidiaries is now conducted by our subsidiary, Alstyle Apparel, LLC. As used in this prospectus, "Centrum" refers to Centrum Acquisition, Inc. and "Alstyle" refers to Alstyle Apparel, LLC.

                          RISK FACTORS

     An investment in our common stock involves significant risks. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, including the documents incorporated by reference in this prospectus before buying shares of our common stock. Many of the risks discussed below have affected our business in the past, and many are likely to continue to do so. These risks may materially adversely affect our business, financial condition, operating results or cash flows, or the market price of our common stock. Each of these risk factors could adversely affect the value of an investment in our common stock.

             Risks Associated with Potential Growth
             --------------------------------------

There are many risks associated with potential acquisitions.

     Our business and operating strategy embraces growth. That includes internal, organic as well as external, acquisition-
oriented growth scenarios. We intend to continue to evaluate potential acquisitions that we believe will enhance our existing business or enable us to grow. If we acquire other companies or product lines in the future, it may dilute the value of existing shareholders' ownership. We may also incur debt and losses related to the impairment of goodwill and other intangible assets if we acquire another company, and this could negatively impact our results of operations. We currently do not have any definitive agreements to acquire any company or business. Additional risks associated with acquisitions include the following:

     (bullet) It may be difficult to integrate the operations and personnel of an acquired business into our own business;

     (bullet) Management information and accounting systems of an acquired business must be integrated into our current systems;

     (bullet) Our   management  must  devote  its  attention   to
              assimilating the acquired business, which diverts attention from other business concerns;

     (bullet) We may enter markets in which we have limited prior experience; and

     (bullet) We may lose key employees of an acquired business.

                    Risks Related to Business
                    -------------------------

Ennis may be required to write down goodwill and other intangible assets in the future, causing its financial condition and results of operations to be negatively affected in the future.

     When Ennis acquires a business, a portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price, which is allocated to goodwill and other intangible assets, is determined by the excess of the purchase price over the net identifiable assets acquired. At August 31, 2004, Ennis' goodwill was approximately $42.6 million. As a result of the Centrum merger, Ennis acquired approximately $140 million of goodwill and other intangible assets. This amount may increase once a final evaluation of the assets values is completed. Under current accounting standards, if Ennis determines goodwill or intangible assets are impaired, it would be required to write down the value of these assets. Ennis conducts an annual review to determine whether goodwill and other identifiable intangible assets are impaired. Ennis completed such an impairment analysis for its fiscal year ended February 29, 2004, and concluded that no impairment charge was necessary. Ennis cannot provide assurance that it will not be required to take an impairment charge in the future, especially with the additional goodwill that the merger is expected to generate. Any impairment charge would have a negative effect on its shareholders' equity and financial results and may cause a decline in Ennis' stock price.

Printed business forms may be superceded over time by "paperless"
business   forms   or   otherwise   affected   by   technological
obsolescence and changing customer preferences, which could reduce our sales and profits.

     Printed business form and checks may eventually be superceded by "paperless" business forms, which could have a material adverse effect on Ennis' business over time. The price and performance capabilities of personal computers and related printers now provide a cost-competitive means to print low-quality versions of many of our business forms on plain paper. In addition, electronic transaction systems and off-the-shelf business software applications have been designed to automate several of the functions performed by our business form and check products. In response to the gradual obsolescence of our standardized forms business, we continue to develop our capability to provide custom and full-color products. We are also seeking to introduce new products and services that may be less susceptible to technological obsolescence. If new printing capabilities and new product introductions do not continue to offset the obsolescence of our standardized business forms products, there is a risk that the number of new customers we attract and existing customers we retain may diminish, which could reduce our sales and profits. Decreases in sales of our standardized business forms and products due to obsolescence could also reduce our gross margins. This reduction could in turn adversely impact our profits, unless we are able to offset the reduction through the introduction of new high margin products and services or realize cost savings in other areas.

Our distributors face increased competition from various sources, such as office supply superstores. Increased competition may require Ennis to reduce prices or to offer other incentives in order to enable its distributors to attract new customers and retain existing customers.

     Low price, high value office supply chain stores offer standardized business forms, checks and related products. Because of their size, these superstores have the buying power to offer many of these products at competitive prices. These superstores also offer the convenience of "one-stop" shopping for a broad array of office supplies that our distributors do not offer. In addition, superstores have the financial strength to reduce prices or increase promotional discounts to expand market share. This could result in our reducing our prices or offering incentives in order to enable our distributors to attract new customers and retain existing customers.

Technological improvements may reduce our competitive advantage over some of our competitors, which could reduce our profits.

     Improvements in the cost and quality of printing technology are enabling some of our competitors to gain access to products of complex design and functionality at competitive costs. Increased competition from these competitors could force us to reduce our prices in order to attract and retain customers, which could reduce our profits.

Concentration of Business Form Vendors and Suppliers.

     We use a limited number of vendors and suppliers to provide ink for our business, and we use as sole sources Mead/Westvaco for paper and UPS for delivery services. If there are interruptions in supplies or service from these vendors or suppliers, it could result in a disruption to our business, if we are unable to readily find alternative service providers at comparable rates.

Ennis could experience labor disputes that could disrupt its business in the future.

     As of November 22, 2004, approximately 47% of Ennis' employees are represented by labor unions under collective bargaining agreements, which are subject to periodic renegotiation. Although Ennis has not experienced any labor stoppages in the last 10 years, there can be no assurance that any future labor negotiations may not prove successful, may result in a significant increase in the cost of labor or may break down and result in the disruption of our operations.

Alstyle obtains its raw materials from a limited number of suppliers and any disruption in its relationships with these suppliers, or any substantial increase in the price of raw materials, could have a material adverse effect on Alstyle.

     Cotton yarn is the primary raw material used in Alstyle's manufacturing processes. Cotton accounts for approximately 40% of the manufactured product cost. Alstyle acquires its yarn from five major sources that meet stringent quality and on-time delivery requirements. The largest supplier provides over 50% of Alstyle's yarn requirements and has an entire yarn mill dedicated to Alstyle's production. The other major raw material components used in Alstyle's manufacturing processes are chemicals used to treat the fabric during the dyeing process. Alstyle sole-sources the supply of these chemicals from one supplier. If Alstyle's relations with its suppliers are disrupted, Alstyle may not be able to enter into arrangements with substitute suppliers on terms as favorable as its current terms and our results of operations could be materially adversely affected.

     Alstyle generally acquires its cotton yarn under short-term purchase orders with its suppliers, and has exposure to swings in cotton market prices. Alstyle does not use derivatives, including cotton option contracts, to manage its exposure to movements in cotton market prices. Alstyle may use such derivatives in the future. While we believe that Alstyle will be competitive with other companies in the United States apparel industry in negotiating the price of cotton purchased for future production use, any significant increase in the price of cotton could have a material adverse effect on our results of operations.

Alstyle faces intense competition to gain market share, which may lead some competitors to sell substantial amounts of goods at prices against which Alstyle cannot profitably compete.

     Demand for Alstyle's products is dependent on the general demand for T-shirts and the availability of alternative sources of supply. Alstyle's strategy in this market environment is to be a low cost producer and to differentiate itself by providing quality service to its customers. Even if this strategy is successful, its results may be offset by reductions in demand or price declines.

Apparel industry cyclicality.

     The United States apparel industry is sensitive to the business cycle of the national economy. Moreover, the popularity, supply and demand for particular apparel products can change significantly from year to year. Alstyle may be unable to compete successfully in any industry downturn due to excess capacity.

Foreign political and economic risk.

     Alstyle operates cutting and sewing facilities in Mexico, and sources certain product manufacturing in El Salvador, Pakistan, China and Southeast Asia. Alstyle's foreign operations could be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where it operates. The impact of any such events that may occur in the future could subject Alstyle to additional costs or loss of sales, which could adversely affect its operating results. In particular, Alstyle operates its facilities in Mexico pursuant to the "maquiladora" duty-free program established by the Mexican and United States governments. This program enables Alstyle to take advantage of generally lower costs in Mexico, without paying duty on inventory shipped into or out of Mexico. There can be no assurance that the government of Mexico will continue the program currently in place or that Alstyle will continue to be able to benefit from this program. The loss of these benefits could have an adverse effect on our business.

Alstyle's products are subject to foreign competition, which in the past has been faced with significant U.S. government import restrictions.

     Foreign producers of apparel often have significant labor cost advantages. Given the number of these foreign producers, the substantial elimination of import protections that protect domestic apparel producers could materially adversely affect Alstyle's business. The extent of import protection afforded to domestic apparel producers has been, and is likely to remain, subject to considerable political considerations.

     The North American Free Trade Agreement (NAFTA) became effective on January 1, 1994 and has created a free-trade zone among Canada, Mexico and the United States. NAFTA contains a rule of origin requirement that products be produced in one of the three countries in order to benefit from the agreement. NAFTA has phased out all trade restrictions and tariffs among the three countries on apparel products competitive with those of Alstyle. Alstyle performs substantially all of its cutting and sewing in five plants located in Mexico in order to take advantage of the NAFTA benefits. Subsequent repeal or alteration of NAFTA could seriously adversely affect our business.

     The Central American Free Trade Agreement (CAFTA) became effective May 28, 2004 and retroactive to January 1, 2004 for textiles and apparel. It creates a free trade zone similar to NAFTA by and between the United States and Central American countries (El Salvador, Honduras, Costa Rica, Nicaragua and Dominican Republic.)

Textiles and apparel will be duty-free and quota-free immediately if they meet the agreement's rule of origin, promoting new opportunities for U.S. and Central American fiber, yarn, fabric and apparel manufacturing. The agreement will also give duty-free benefits to some apparel made in Central America that contains certain fabrics from NAFTA partners Mexico and Canada. Alstyle sources approximately 5% of its sewing to a contract manufacturer in El Salvador, and we do not anticipate that this will have a material effect on its operations.

     The World Trade Organization (WTO), a multilateral trade organization, was formed in January 1995 and is the successor to the General Agreement on Tariffs and Trade (GATT). This multilateral trade organization has set forth mechanisms by which world trade in clothing is being progressively liberalized by phasing-out quotas and reducing duties over a period of time that began in January of 1995. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries (which are generally exporters of textile and apparel products) that are members of the WTO to get them to reduce their tariffs on imports of textiles and apparel in exchange for reductions by the United States in tariffs on imports of textiles and apparel.

     In January 2005, United States import quotas are to be removed on knitted shirts from China. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain apparel products into North America. These factors could make Alstyle's products less competitive against low cost imports from developing countries.

Environmental regulations.

     We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability at any of our facilities, or at facilities we may acquire.

We depend upon the talents and contributions of a limited number of individuals, many of who would be difficult to replace.

     The loss or interruption of the services of these executives could have a material adverse effect on our business, financial condition and results of operations. Although we maintain employment agreements with certain members of key management, it cannot be assured that the services of such personnel will continue.

  Risks Related to Anti-Takeover Provisions and Our Shareholder
                           Rights Plan
----------------------------------------------------------------

Our articles of incorporation, bylaws and Texas law contain provisions that may make takeovers more difficult or limit the price third parties are willing to pay for our stock.

     Our articles of incorporation authorize the issuance of shares of "blank check" preferred stock, which would have the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval (but subject to applicable regulatory restrictions), to issue additional preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. Our board of directors could also use the issuance of preferred stock, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. Our articles of incorporation also provide that our board of directors is divided into three classes, which may have the effect of delaying or preventing changes in control or changes in our management because less than a majority of the existing directors are up for election at each annual meeting. In addition, our bylaws require that certain shareholder proposals, including proposals for the nomination of directors, be submitted specified periods of time in advance of our annual shareholders' meetings. These provisions could make it more difficult for shareholders to effect corporate actions such as a merger, asset sale or other change of control of the company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock, and they may have the effect of delaying or preventing a change in control.

Our board of directors has adopted a shareholder rights plan that could discourage or prevent takeover attempts.

     On November 4, 1998, our board of directors approved a Rights Agreement that establishes a shareholder rights plan designed to prevent any potential acquirer from obtaining control of the company without negotiating the terms of the transaction with our board of directors. Under our rights plan, as amended, among other things, in the event of an acquisition of, or an announced tender offer for, 15% or more of our outstanding common stock (currently approximately 3.8 million shares), holders of our common stock have been granted the right to purchase a fraction of a share of our Series A Junior Participating Preferred Stock or shares of our common stock having a market value of twice the exercise price of the rights. The existence of our rights plan may have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our board of directors. Although the rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. To the extent any potential acquirers are deterred by our rights plan, the rights plan may have the effect of preserving incumbent directors and management in office or preventing acquisitions of the company even if you might consider such an acquisition to be in your best interest as a holder of our common stock.

                Risks Related to Share Ownership
                --------------------------------

The concentration of share ownership in the former stockholders of Centrum will allow them to control or substantially influence the outcome of matters requiring shareholder approval.

     Four of the former Centrum stockholders and their affiliates beneficially own approximately 35% of Ennis' outstanding common stock. Ennis and these former Centrum stockholders have entered into a standstill agreement that will provide, among other things, that for a period of three years these former Centrum stockholders will not act in concert in voting their Ennis shares, enter into a voting agreement with respect to the voting of their shares or take any other action to acquire or affect control of Ennis. Even without violating the standstill agreement, the four former Centrum stockholders may still be able to control, by separately voting for the same proposal or nominees by virtue of cumulative voting or otherwise, and they can substantially influence, the outcome of matters requiring approval by Ennis shareholders, including the election of directors, and approval or disapproval of significant corporate transactions.

Sales  of  substantial  amounts of Ennis  shares  by  the  former
Centrum stockholders could cause the market price of our shares to decline.

     On November 19, 2004, Ennis issued to the former Centrum stockholders approximately 8.8 million shares of Ennis common stock, which represents approximately 35% of Ennis' outstanding shares. Sales of substantial amounts of these shares at any one time or from time to time, or even the availability of these shares for sale, pursuant to this prospectus or otherwise could adversely affect the market price of Ennis' shares.





                   FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and in the documents incorporated by reference constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," strong," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. The risks associated with forward-looking statements include, but are not limited to, the ones described under the heading "Risk Factors" above.

                         USE OF PROCEEDS

     We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Shareholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Shareholders who offer and sell their shares. For information about the Selling Shareholders, see "Selling Shareholders" beginning on page 10.

                           THE COMPANY

     Ennis prints and constructs a broad line of business forms and other printed business products for national distribution primarily through independent dealers, and through Alstyle, a leading vertically-integrated manufacturer and distributor of high-quality basic activewear products to the wholesale imprinted activewear market in North America and Europe. In business products, Ennis operates in three business segments: the Forms Solutions Group, the Promotional Solutions Group and the
Financial Solutions Group. The Forms Solutions Group prints and constructs a broad line of business forms and other printed business products for national distribution, primarily through independent dealers. The Promotional Solutions Group is primarily in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it
(registered trademark) Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specialize in internal bank forms, secure and negotiable documents and custom products.

     Approximately 97% of the business products manufactured by Ennis are custom and semi-custom, printed or constructed in a wide variety of sizes, colors, number of parts and quantities on an individual job basis depending upon the customers' specifications. Ennis operates thirty-six manufacturing locations in sixteen states. For the year ended February 29, 2004, the sale of business products represented approximately 88% of consolidated net sales.

     While it is not possible, because of the lack of adequate statistical information, to determine Ennis' share of the total business products market, management believes Ennis is one of the largest producers of business forms in the United States distributing primarily through independent dealers, and that its business forms offering is more diversified than that of most companies in the business forms industry.

     On November 19, 2004, Ennis acquired Centrum through a merger. As a result of the merger, the business formerly conducted by Centrum is now conducted by our subsidiary, Alstyle. Alstyle is a leading vertically-integrated manufacturer and distributor of high-quality basic activewear products to the wholesale imprinted activewear market in North America and Europe. Alstyle's product lines include T-shirts, tank tops and fleece (sweatshirts) in 100% cotton and in a variety of weights, sizes, colors and styles. Alstyle's products are marketed under the "AAA," Murina (registered trademark), Tennessee River (registered trademark), Diamond Star (registered trademark) and Gaziani (registered trademark) brands, as well as offered under private label and re-labeling programs.

               DESCRIPTION OF ENNIS CAPITAL STOCK

     The summary of the terms of the Ennis capital stock set forth below is qualified by reference to the terms of the articles of incorporation and bylaws, both as amended, of Ennis.

Authorized Capital Stock

     Ennis'  authorized  capital  stock  consists  of  40,000,000 shares of common stock, par value $2.50 per share, and 1,000,000 shares of preferred stock, $10.00 par value per share.
Common Stock

     As of November 22, 2004, there were 25,412,699 shares of Ennis common stock outstanding and no shares of preferred stock outstanding.

     The holders of common stock are entitled to receive ratably, from funds legally available for payment, dividends when and as declared by resolution of Ennis' board of directors, subject to any preferential dividend rights, which may be granted to holders of any preferred stock authorized and issued by Ennis. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of Ennis' assets after payment or providing for the payment of liabilities and any liquidation preference of any outstanding preferred stock. Each holder of Ennis common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders, including the election of directors.
Preferred Stock

     Ennis' board has the authority, without further stockholder approval, to create other series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant class of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series.

Stock Exchange Listing

     Ennis' common stock is listed on the New York Stock Exchange under the symbol "EBF."

Rights Plan

     Pursuant to the rights agreement between Ennis and Harris Trust and Savings Bank, as rights agent, dated November 4, 1998, as amended, one preferred share purchase right was issued to and trades with each outstanding share of Ennis common stock. Each right entitles the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of Ennis at a price of $27.50.

     The rights will be exercisable only if a person or group acquires 15% or more of Ennis' common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock without consent of the board of directors. Each right will entitle shareholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $27.50, subject to adjustment.

     If a person or group acquires 15% or more of Ennis' outstanding common stock without consent of the Board of Directors, each right will entitle its holder (other than such person or members of such group) to purchase, at the right's then current exercise price, a number of shares of Ennis' common stock having a market value of twice the exercise price.

     If Ennis is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of Ennis' outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right's then current exercise price, a number of shares of the acquiring company's common stock having a market value of twice the exercise price. Thus, rights holders may purchase shares of the acquiring company's common stock at a 50% discount.

     Following the acquisition by a person or group of beneficial ownership of 15% or more of Ennis' common stock and prior to an acquisition of 50% or more of the common stock, the board of directors may exchange the rights (other than the rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-thousandth of a share of the new series of junior participating preferred stock) per right.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of Ennis' common stock, the rights are redeemable for one cent ($.01) per right at the option of the board of directors.

     The Plan was amended on June 23, 2004 to permit the acquisition of Alstyle by Ennis without triggering the rights.

                      SELLING SHAREHOLDERS

     The following table sets forth, as of November 22, 2004, information as to the shares of common stock that may be sold in this offering by the Selling Shareholders. Because the Selling Shareholders may sell all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date of this prospectus, we cannot predict the number of shares that each Selling Shareholder may retain upon completion of this offering. In the table below, the percentage ownership after the offering is based upon the assumed sale by the Selling Shareholders of all shares they may offer for sale pursuant to this prospectus. The shares offered by this prospectus shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law. Beneficial ownership and the percentages shown in the following table are calculated in accordance with applicable rules of the SEC.

                    Beneficial                        Beneficial
                 Ownership Before                  Ownership After
                  this Offering                     this Offering
                 ----------------                   --------------


   Name and
  Address of                           Shares    Number
  Beneficial    Number of               Being      of
   Owner (1)     Shares    Percentage  Offered   Shares  Percentage
--------------- --------   ----------  -------   ------  ----------
Roger
Brown (2)       2,200,895     8.7     2,200,895     0         *

Laurence
Ashkin (3)      2,200,895     8.7     2,200,895     0         *

John
McLinden (4)    2,200,895     8.7     2,200,895     0         *

Arthur
Slaven (5)      2,200,895     8.7     2,200,895     0         *

Barbara S.
McLinden
Trust (4)       2,200,895     8.7     2,200,895     0         *

Jane
Slaven (5)      2,200,895     8.7     2,200,895     0         *

Evan Ashkin
Trust (3)        544,721      2.1      544,721      0         *


Gary Ashkin
Trust (3)        544,721      2.1      544,721      0         *


Nancy Smith
Trust (3)        544,721      2.1      544,721      0         *


Michael Slaven
Trust (5)        544,721      2.1      544,721      0         *


Peter Slaven
Grantor
Trust (5)        544,721      2.1      544,721      0         *

Alf R.
Bumgardner (6)   177,458       *       177,458      0         *


Marcia Ann
Bumgardner (7)   177,458       *       177,458      0         *

* Indicates less than 1%.


1 The  address of Alf R. Bumgardner and Marcia Ann Bumgardner  is
  401 Royal Colonnade, Arlington, Texas 76011 (collectively, the "Royal Shareholders"). The address of all of the other Selling Shareholders (collectively, the "Centrum Principal Shareholders") is c/o Centrum Properties Inc., 225 West Hubbard Street, Chicago, Illinois 60610.
2 Includes  79,974 shares held in escrow pursuant  to  the  stock pledge and escrow agreement described below. Also includes 48,780 shares that Roger Brown may purchase pursuant to a Restricted Stock Agreement between Centrum Acquisition, Inc., John McLinden, Arthur Slaven and certain other shareholders of Centrum Acquisition, Inc. dated as of November 19, 2004 (the "Restricted Stock Agreement").
3 Includes  532,648 shares owned of record by each  of  the:  (i)
  Nancy  Smith  Trust,  (ii) Evan Ashkin Trust,  and  (iii)  Gary
  Ashkin Trust (collectively, the "Ashkin Trusts"), that Laurence Ashkin may be deemed to beneficially own as trustee of each of the Ashkin Trusts. Furthermore, 19,793 of each of the 532,648 shares owned by each of the Ashkin Trusts are held in escrow pursuant to the stock pledge and escrow agreement. Also includes 12,073 shares that each of the Ashkin Trusts may purchase pursuant to the Restricted Stock Agreement and 12,560 shares that Laurence Ashkin may purchase pursuant to the Restricted Stock Agreement. Also includes 554,169 shares held directly by Laurence Ashkin, 20,593 of which are held in escrow pursuant to the stock pledge and escrow agreement.
4 Includes  1,614,086 shares owned of record by  the  Barbara  S.
  McLinden Trust, whose trustee is Barbara S. McLinden, wife of John McLinden, 59,980 of which shares are held in escrow pursuant to the stock pledge and escrow agreement. John McLinden may be deemed to beneficially own the shares held by this trust. Also includes 36,585 shares that the Barbara S. McLinden Trust may purchase pursuant to the Restricted Stock Agreement and 12,195 shares that John McLinden may purchase pursuant to the Restricted Stock Agreement. Also includes

  538,028 shares held directly by John McLinden, 19,993 of which shares are held in escrow pursuant to the stock pledge and escrow agreement.
5 Includes   12,560  shares  that  Arthur  Slaven  may   purchase
  pursuant to the Restricted Stock Agreement. Also includes 532,648 shares owned of record by each of: (i) Jane Slaven, wife of Arthur Slaven, (ii) the Michael Slaven Trust, and
  (iii) the Peter Slaven Grantor Trust. As trustee of the Michael Slaven Trust and the Peter Slaven Grantor Trust (collectively, the "Slaven Trusts"), Arthur Slaven may be deemed to beneficially own the shares held by those trusts. Furthermore, 19,793 of each of the 532,648 shares owned by Jane Slaven and each of the Slaven Trusts are held in escrow pursuant to the stock pledge and escrow agreement. Also includes 12,073 shares that each of Jane Slaven and each of the Slaven Trusts may purchase pursuant to the Restricted Stock Agreement. Also includes 554,169 shares held directly by Arthur Slaven, 20,593 of which shares are held in escrow pursuant to the stock pledge and escrow agreement.
6 Includes  883 shares owned of record by Marcia Ann  Bumgardner, wife of Alf R. Bumgardner.
7 Includes 176,575 shares owned of record by Alf R. Bumgardner, husband of Marcia Ann Bumgardner.



Certain  Relationships  between Ennis and the  Centrum  Principal
Shareholders

     Crabar/GBF, Inc. Acquisition

     On June 30, 2004, Ennis purchased all of the outstanding common stock of Crabar/GBF, Inc. pursuant to a stock purchase agreement from substantially the same shareholders as the Centrum Principal Shareholders. The purchase price was $18 million in cash less $400,000 in assumed debt of Crabar/GBF, Inc.

     Centrum Acquisition, Inc. Merger

     On June 25, 2004, Ennis, Midlothian Holdings LLC, a subsidiary of Ennis, and Centrum entered into an Agreement and Plan of Merger, which was amended on August 23, 2004 by the First Amendment to Agreement and Plan of Merger (as amended, the "Merger Agreement"). The Merger Agreement provided for, among other things, the merger (the "Merger") of Centrum into Midlothian Holdings LLC. On November 19, 2004, the Merger was consummated and Ennis paid approximately $3.1 million in cash and issued approximately 8.8 million shares of its common stock to the former Centrum shareholders in exchange for all of the outstanding shares of Centrum. In connection with entering into the Merger Agreement, Ennis entered into a first amendment agreement with Centrum and certain owners of Centrum's predecessor (the "predecessor owners") that amended the stock purchase agreement pursuant to which Centrum acquired A and G, Inc. and provides that the predecessor owners will recognize Ennis as Centrum's successor under the stock purchase agreement and that Ennis has the benefit of indemnification provisions that were originally for the benefit of Centrum. Pursuant to the first amendment agreement, at the closing of the Merger Ennis paid approximately $32.7 million to the predecessor owners to satisfy debt owed by Centrum to the predecessor owners.

     Registration Rights Agreement. On November 19, 2004, the Centrum Principal Shareholders also entered into a registration rights agreement with Ennis, pursuant to which Ennis agreed to register the shares of Ennis common stock issued to the Centrum Principal Shareholders in connection with the Merger on a Form S-3 Registration Statement within 15 days after completion of the Merger. Ennis is not obligated to effect an underwritten registration. Additional terms of the registration rights agreement include:

     (bullet) Suspension  Right.  Ennis may require  all  Centrum
              Principal Shareholders to suspend open market offers and sales of Ennis common stock received in the Merger if there is material undisclosed information or events regarding Ennis, but not more than three times during any twelve-month period.

     (bullet) Piggyback   Registration.   The  Centrum  Principal
              Shareholders are entitled to one "piggyback" registration, subject to cutback by the underwriter but with priority to all other shareholders having registration rights.

     (bullet) Holdback  in  Underwritten  Offerings.   If   Ennis
              conducts an underwritten offering in which the Ennis shares issued in the Merger are not included, the Centrum Principal Shareholders will agree not to sell shares privately or in the public market for 120 days after the effective date of the registration statement.

     (bullet) Expenses  of Registration.  All expenses associated with the preparation and filing of the registration statement will be borne by Ennis, except underwriting discounts, selling commissions and legal expenses of the Centrum Principal Shareholders.

     The registration rights of the Centrum Principal Shareholders will terminate when all of the shares covered by the registration statement and beneficially owned by the Centrum Principal Shareholders may be sold by them pursuant to Rule 144(k) or a comparable exemption from registration that enables the Centrum Principal Shareholders to sell all of the registrable securities without registration or restriction as to manner of sale or otherwise.

     Centrum  Indemnity  Agreement.  Ennis and certain  principal shareholders of Centrum entered into an indemnity agreement pursuant to which those shareholders agreed to indemnify Ennis against certain breaches by Centrum of any of Centrum's representations, warranties and covenants contained in the Merger Agreement and the Crabar/GBF, Inc. stock purchase agreement and against certain liabilities required to be borne by the Centrum shareholders pursuant to the indemnification provisions of the registration rights agreement. Generally, all such indemnification obligations lapse after two years from the closing date of the Merger, which was November 19, 2004, and may be satisfied only from a limited number of Ennis shares placed in escrow as discussed below under the heading "Stock Pledge and Escrow Agreement."

     Ennis Indemnity Agreement. Ennis and certain principal shareholders of Centrum entered into an indemnity agreement pursuant to which those shareholders would be indemnified by Ennis against certain breaches by Ennis of any of Ennis' representations, warranties and covenants contained in the Merger Agreement, the Crabar/GBF, Inc. stock purchase agreement and against certain liabilities required to be borne by Ennis pursuant to the indemnification provisions of the registration rights agreement. Generally, all such indemnification obligations lapse after two years from the closing date of the Merger and indemnification is limited to a total of $5 million for the two years, with the amount of this $5 million available in year two being equal to the lesser of $2.5 million or the amount of the $5 million left after Ennis pays claims in year one.

     Stock Pledge and Escrow Agreement. On November 19, 2004, Ennis entered into a stock pledge and escrow agreement with the Centrum Principal Shareholders, and J.P. Morgan Trust Company, NA., as escrow agent. Under the terms of the Merger Agreement, 319,897 of the shares of Ennis common stock otherwise issuable to the Centrum Principal Shareholders at the closing of the Merger were placed in escrow as security for potential indemnity claims by Ennis under the Merger Agreement, the Crabar/GBF, Inc. stock purchase agreement, the indemnity agreements and the registration rights agreement. These escrow shares are included in this registration statement and have been included in the Selling Shareholder table above.

     Standstill Agreement. On November 19, 2004, Ennis and the Centrum Principal Shareholders entered into a standstill agreement that limits the actions that the Centrum Principal Shareholders may take for three years after the Merger in their capacities as shareholders of Ennis.

     Non-Competition Agreement. On November 19, 2004, Ennis and certain principal shareholders of Centrum entered into a non-competition agreement that prohibits those principals from competing with Ennis or its subsidiaries for a period of two years following the Merger.

     Except as set forth in the preceding paragraphs, the Centrum Principal Shareholders have not held any positions or offices or had any other material relationship with us or any of our affiliates within the past three years, except that Roger Brown is President and CEO of Alstyle, our subsidiary, as a result of the Merger. Additionally, one representative of the Centrum Principal Shareholders will be recommended to Ennis' nominating and corporate governance committee for nomination to the Ennis board of directors as the representative of the Centrum shareholders provided for under the Merger Agreement.

Restricted Stock Agreement

      On November 19, 2004, Centrum, John McLinden and Arthur Slaven, as representatives of the Centrum Principal Shareholders, and certain other shareholders of Centrum (the "Centrum Employee Shareholders") entered into the Restricted Stock Agreement. In the Merger, the Centrum Employee Shareholders received 195,121 shares of Ennis common stock (the "Restricted Stock") in exchange for their Centrum shares. Under the Restricted Stock Agreement, the Restricted Stock vests over a two-year period, with the number of shares vesting subject to certain performance criteria. In the event that a Centrum Employee Shareholder's employment by Ennis or any of its subsidiaries shall cease for any reason, the Centrum Principal Shareholders shall have the option to purchase any then unvested Restricted Stock of such Centrum Employee Shareholder.

Certain Relationships between Ennis and the Bumgardners

     On November 1, 2004 pursuant to a stock purchase agreement, Ennis acquired all of the outstanding capital stock of Royal Business Forms, Inc. from the Royal Shareholders in exchange for approximately 177,458 shares of Ennis common stock. Pursuant to
Section 4.16 of the stock purchase agreement, Ennis agreed to register these shares pursuant to a registration rights agreement, which was entered into on November 1, 2004, on the registration statement Ennis was obligated to file under the Merger Agreement, but no later than 60 days after the execution of the registration rights agreement. Ennis is not obligated to effect an underwritten registration. Additional terms of the registration rights agreement include:

   (bullet) Suspension  Right.   Ennis  may  require  all   Royal
            Shareholders to suspend open market offers and sales of Ennis common stock received pursuant to the stock purchase agreement, if there is material undisclosed information or events regarding Ennis, but not more than three times during any twelve-month period.

   (bullet) Expenses  of  Registration.  All expenses  associated with the preparation and filing of the registration statement will be borne by Ennis, except underwriting discounts, selling commissions and legal expenses of the Royal Shareholders.

     The registration rights of the Royal Shareholders will terminate when all of the shares covered by the registration statement and beneficially owned by the Royal Shareholders may be sold by them pursuant to Rule 144(k) or a comparable exemption from registration that enables the Royal Shareholders to sell all of the registrable securities without registration or restriction as to manner of sale or otherwise.

     Alf  R.  Bumgardner is the General Manager of Royal Business
Forms, Inc., our subsidiary, as a result of the stock purchase agreement with the Royal Shareholders.

     All of the securities being offered by this prospectus were issued and sold to the Selling Shareholders pursuant to the registration requirements of the Securities Act of 1933 or an exception thereto.



                      PLAN OF DISTRIBUTION

     The Selling Shareholders and any of their pledges, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

    (bullet) ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

    (bullet) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    (bullet) purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    (bullet) an exchange distribution in accordance with the rules of the applicable exchange;

    (bullet) privately negotiated transactions;

    (bullet) to cover short sales made after the date that the registration statement is declared effective by the SEC;

    (bullet) broker-dealers  may   agree   with    the    Selling
             Shareholders to sell a specified number of such shares at a stipulated price per share;

    (bullet) a combination of any such methods of sale; and

     (bullet) any other method permitted pursuant to applicable law.

     The Selling Shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in resales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Shareholder. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

     The Selling Shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

     The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default, the broker-dealer may sell the pledged shares pursuant to this prospectus.

     The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Each Selling Shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders.

                          LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus has been passed upon for us by Kirkpatrick & Lockhart
LLP, 2828 N. Harwood Street, Dallas, Texas 75201.

                             EXPERTS

     The consolidated financial statements of Ennis, Inc. (formerly Ennis Business Forms) and subsidiaries incorporated by reference in Ennis, Inc.'s Annual Report on Form 10-K for the year ended February 29, 2004, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included in such Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.


               WHERE YOU CAN FIND MORE INFORMATION

     SEC Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available over the Internet from the SEC's web site at www.sec.gov. You may read and copy any reports, statements or other information we have filed at the SEC's public reference room at 450 Fifth Street, N.W. Suite 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference room.

     Stock  Market.  Our common stock is listed on the  New  York
Stock Exchange and similar information can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad
Street, New York, New York 10005.

     Registration Statement. We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the common stock offered under this prospectus.

     Ennis Information Incorporated By Reference. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

     The following documents, which we have filed with the SEC, are hereby incorporated by reference into this prospectus:

    (bullet) our Annual Report on Form 10-K for the fiscal year ended February 29, 2004;

    (bullet) our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 2004 and August 31, 2004;

    (bullet) our Current  Reports on Form 8-K filed on  June  25,
             2004, July  15, 2004, November 2, 2004, November  8,
             2004 and November 24, 2004; and

    (bullet) the description of our common stock contained in our registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for purpose of updating the description.

     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

     You may request a copy of any or all of the documents incorporated herein by reference, without cost, by writing us at the following address or telephoning us at 972.775.9801, between the hours of 9:00 a.m. and 5:00 p.m., Central Time: Harve Cathey, Vice President - Finance, Chief Financial Officer and Secretary, Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

     We have not authorized any dealer, salesman or any other person to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus. Any such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the registered shares of common stock in any jurisdiction or in any circumstances in which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale of common stock shall create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to that date.

                             PART II

           INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The expenses we expect to incur in connection with the registration of the shares covered by this registration statement are listed below. All fees, except the SEC registration fee, are estimated.

           SEC Registration Fee            $  22,713

           Accounting Fees and Expenses    $   8,000

           Legal Fees and Expenses         $  10,000

           Miscellaneous                   $   2,000

                       Total               $  42,713



Item 15.  Indemnification of Directors and Officers.

Article 2.02-1 of the Texas Business Corporation Act permits a corporation to indemnify certain persons, including officers and directors and former officers and directors, and to purchase insurance with respect to liability arising out of their capacity or status as officers and directors.

Article   Nine   of   the  Registrant's  Restated   Articles   of
Incorporation provides as follows:

"The Corporation may indemnify any person (and the heirs, executors and administrators of such persons) who is, or was, a director, officer or former director, officer, employee or agent of the Corporation, or any person who may have served at its request as a director, officer, employee or agent of another corporation, foreign or domestic, or any partnership, proprietorship, trust, association or enterprise, whether a profit or non-profit business in which it owned shares of capital stock or other interest or of which it is a creditor, against expenses actually and necessarily incurred by him in connection with the defense of any claim, action, suit or proceeding whether brought by or in the right of the Corporation and whether civil, criminal, administrative or investigative in nature, or in connection with any appeal relating thereto, in which he is made a party or threatened to be made a party by reason of being or having been such director, officer, employee or agent except in relation to maters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty, but such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

The Corporation shall have the power to purchase and maintain insurance on behalf of any such person, or any person who is a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity arising out of his status as such whether or not the Corporation would have the power to indemnify him against such liabilities under the provisions of the Texas Business Corporation Act."

In addition, Article IX of the Registrant's Bylaws, as amended, provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was serving as a director or officer of the Registrant or serving as such at the request of the Registrant as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against all expenses including attorneys' fees, judgments, fines and other amounts actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and further provided that there shall be no indemnification in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that a court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper. The termination of any action, suit or proceeding by settlement or its equivalent not amounting to a judgment thereof shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Any indemnification under the provisions hereof shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct of good faith set forth above. Such determination shall be made (1) by the board of directors of Ennis, Inc. by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

In addition to the power of indemnification set forth above, the board of directors is authorized, on behalf of the corporation, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such; and where such insurance has been purchased and maintained by the corporation but the liability incurred exceeds the applicable limits of coverage thereof, the corporation may reimburse such persons the difference between the liability incurred and the insurance proceeds received; provided, that the indemnification provisions above have been complied with.

The Registrant has purchased directors' and officers' liability insurance. Subject to conditions, limitations and exclusions in the policy, the insurance covers amounts required to be paid for a claim or claims made against directors and officers for any act, error, omission, misstatement, misleading statement or breach of duty by directors and officers in their capacity as directors and officers of the Registrant.


Item 16.  Exhibits and Financial Statement Schedules.

     (a)    The   following  exhibits  are  filed   herewith   or
incorporated  herein  by reference as part of  this  Registration
Statement:


Exhibit                           Title
-------                           -----

    2.1 Agreement and Plan of Merger dated as of June 25, 2004 by and among Ennis, Inc., Midlothian Holdings LLC, and Centrum Acquisition, Inc., (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (No. 333-118786) filed on September 3, 2004).
    2.2 First Amendment to Agreement and Plan of Merger dated as of August 23, 2004 by and among Ennis, Inc., Midlothian Holdings LLC, and Centrum Acquisition, Inc., (incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-4 (No. 333-118786) filed on September 3, 2004).
    5.1 Opinion of Kirkpatrick & Lockhart LLP as to the legality of the shares of common stock registered hereby (filed herewith).

Exhibit                           Title
-------                           -----

   10.1 Registration Rights Agreement, dated November 19, 2004, among Ennis, Inc. and certain principal shareholders of Centrum Acquisition, Inc. (previously filed).
   10.2 Registration Rights Agreement, dated November 1, 2004, among Ennis, Inc. and Alf R. Bumgardner and Marcia A. Bumgardner (previously filed).
   23.1  Consent of Ernst & Young LLP (filed herewith).
   23.2  Consent of Kirkpatrick & Lockhart LLP (included in
         Exhibit 5).
   24.1  Power of Attorney (previously filed).


Item 17.  Undertakings.

     The undersigned registrant hereby undertakes as follows:

     (1)  The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)   To   include   any  prospectus  required  by
                     Section  10(a)(3) of  the  Securities Act of
                     1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To  include  any  material  information with
                     respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  To  remove  from  the  registration  by means of a
     post-effective   amendment  any  of  the   securities  being
     registered that remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midlothian, State of Texas, on December 2, 2004.

                                   Ennis, Inc.


                                   By: /s/ Keith S. Walters
                                      ---------------------------
                                      Keith S. Walters
                                      Chairman, CEO and President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                 Title                Date
       ---------                 -----                ----
                             Chairman, CEO,
   /s/ Keith S. Walters      President and      December 2, 2004
------------------------        Director
    Keith S. Walters           (Principal
                                Executive
                                Officer)

                            Vice President -
     /s/ Harve Cathey      Finance and Chief    December 2, 2004
------------------------       Financial
      Harve Cathey              Officer,
                               Secretary
                              (Principal
                             Financial and
                               Accounting
                                Officer)


------------------------        Director
    James B. Gardner


            *                   Director        December 2, 2004
------------------------
    Ronald M. Graham


------------------------        Director
   Harold W. Hartley


            *                   Director        December 2, 2004
------------------------
   Robert L. Mitchell


            *                   Director        December 2, 2004
------------------------
    Thomas R. Price

       Signature                 Title                Date
       ---------                 -----                ----

            *                   Director        December 2, 2004
-----------------------
  Kenneth G. Pritchett


-----------------------         Director
    James C. Taylor


-----------------------         Director
    Alejandro Quiroz



*By:  /s/ Harve Cathey
     ---------------------------------
     Harve Cathey, as Attorney-In-Fact,
     pursuant to Powers of Attorney previously filed

                          EXHIBIT INDEX

Exhibit                           Title
-------                           -----

    2.1 Agreement and Plan of Merger dated as of June 25, 2004 by and among Ennis, Inc., Midlothian Holdings LLC, and Centrum Acquisition, Inc., (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (No. 333-118786) filed on September 3, 2004).
    2.2 First Amendment to Agreement and Plan of Merger dated as of August 23, 2004 by and among Ennis, Inc., Midlothian Holdings LLC, and Centrum Acquisition, Inc., (incorporated by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-4 (No. 333-118786) filed on September 3, 2004).
    5.1 Opinion of Kirkpatrick & Lockhart LLP as to the legality of the shares of common stock registered hereby (filed herewith).
   10.1 Registration Rights Agreement, dated November 19, 2004, among Ennis, Inc. and certain principal shareholders of Centrum Acquisition, Inc. (previously filed).
   10.2 Registration Rights Agreement, dated November 1, 2004, among Ennis, Inc. and Alf R. Bumgardner and Marcia A. Bumgardner (previously filed).
   23.1  Consent of Ernst & Young LLP (filed herewith).
   23.2  Consent of Kirkpatrick & Lockhart LLP (included in
         Exhibit 5).
   24.1  Power of Attorney (previously filed).

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